Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 73 to the registration statement on Form N-1A (the "Registration Statement") of our report dated September 30 1998, relating to the financial statements and financial highlights appearing in the August 31, 1998 Annual Report to Shareholders of INVESCO Growth Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.



/s/ Pricewaterhouse Coopers LLP
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PricewaterhouseCoopers LLP

Denver, Colorado
October 27, 1998